HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com
Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Global Clean Energy Holdings, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2010, relating to the consolidated financial statements of Global Clean Energy Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance for noncontrolling interests effective January 1, 2009), which appears in the Annual Report on Form 10-K of Global Clean Energy Holdings, Inc. for the year ended December 31, 2009.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
April 9, 2010